Exhibit 10.7

SECOND AMENDMENT TO
SECURED PROMISSORY NOTE
AND
COMMON STOCK PURCHASE WARRANTS

MEEMEE MEDIA INC.

This Second Amendment to the Secured Promissory Note and Common Stock Purchase Warrants (the "Second Amendment") is entered into as of March 5, 2015 by and between MeeMee Media Inc., a Nevada corporation (the "Company"), and KF Business Ventures, LP, a California limited partnership (the "Holder"), with reference to the following facts:

WHEREAS, the Company executed a Secured Promissory Note dated February 3, 2014 in the principal amount One Million United States Dollars (US $1,000,000.00) in favor of the Holder (the "Secured Note"), and all capitalized terms not otherwise defined herein shall have the meaning given to them in the Secured Note;

WHEREAS, the Company executed a Common Stock Purchase Warrant dated February 3, 2014 in favor the Holder for the purchase of up to Three Million (3,000,000) shares of Company common stock (the "February 2014 Warrant");

WHEREAS, the Company and the Holder entered into an Amendment dated October 9, 2014 to the Secured Note and February Warrant (the "First Amendment");

WHEREAS, in connection with the First Amendment, the Company executed a Common Stock Purchase Warrant dated October 9, 2014 in favor the Holder for the purchase of up to Five  Million (5,000,000) shares of Company common stock (the "October 2014 Warrant");

WHEREAS, the Company and Holder desire to further amend the Secured Note and the February Warrant and October Warrant;

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.            Secured Note Conversion Price.  The Company and the Holder agree that the Secured Note and First Amendment are hereby amended to add a Section 1.5, Section 1.6 and Section 1.7 as follows:

1.5    Conversion of Note By Holder.

  a)    Conversion of Note.  Holder may convert all or a portion of the outstanding principal and interest due and owing under this Note at any time or times by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of a notice of conversion.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Note to the Company until the Holder has converted all of the outstanding principal and interest due and payable under this Note, or such amounts have been repaid by the Company, in which case, the Holder shall surrender this Note to the Company for cancellation within three (3) trading days of the date the final notice of conversion is delivered to the Company or of the date the Note is repaid in full.  Partial conversions of this Note shall have the effect of lowering the outstanding balance of principal and interest due under this Note.  The Holder and the Company shall maintain records showing the amount converted under this Note and the remaining balance due and owing.  The Company shall deliver any objection to any notice of conversion within two (2) trading days of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

  b)    Conversion Price.  The conversion price per share of the Common Stock under this Note shall be Ten Cents ($0.10), subject to adjustment hereunder (the "Conversion Price").

  c)    Mechanics of Conversion.

  i.    Delivery of Certificates Upon Conversion.  Certificates for shares purchased hereunder shall be transmitted by the Company's transfer agent to the Holder by crediting the account of the Holder's broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission ("DWAC") system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the shares of Common Stock by the Holder or (B) the shares are eligible for resale without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the notice of conversion within 10 trading days from the delivery to the Company of the notice of conversion form, and surrender of this Note (if required) (the "Note Share Delivery Date").  This Note shall be deemed to have been converted on the date the notice of conversion is received by the Company.  The shares of Company common stock issuable upon conversion shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the applicable notice of conversion has been received by the Company.

  ii.    Rescission Rights.  If the Company fails to cause the Company's transfer agent to transmit to the Holder a certificate or the certificates representing the shares of Company common stock issuable upon conversion pursuant to Section 1.5(c)(i) by the Note Share Delivery Date, then the Holder will have the right to rescind such conversion.

  iii.   No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this

Note.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

  iv.   Charges, Taxes and Expenses.  Issuance of certificates for shares of Company common stock shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form provided by the Company and duly executed by the Holder, and such other documentation as the Company may require regarding the investor status of the assignee, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

  v.    Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely conversion of this Note, pursuant to the terms hereof.

  vi.   Holder Representations.  Holder acknowledges that the shares of Company common stock issuable upon conversion of this Note shall be "Securities" as defined in Section 5 of this Note, and the Holder reaffirms the representations and warranties provide in Section 5 of this Note.

1.6    Adjustments for Split Subdivision or Combination of Shares.  If the Company at any time while this Note remains outstanding and unconverted, shall split or subdivide the shares of Company common stock into a larger number of shares, the number of shares of common stock issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased and the Conversion Price shall be proportionately decreased. If the Company at any time while this Note, or any portion hereof, remains outstanding and unconverted shall combine (including by way of a reverse stock split) the shares of Company common stock into a smaller number of shares, the number of shares of common stock issuable upon conversion of this Note immediately prior to such combination shall be proportionately decreased and the Conversion Price for such class of securities shall be proportionately increased.  Any adjustment made pursuant to this Section 1.6 shall become effective immediately after the effective date of the split, subdivision or combination.

1.7    Favored Nations Provision.  Other than in connection with the Excepted Issuances, from the date of this Note and until the date which all amounts of principal and interest due and owing under the Note have been paid in full or are converted into Common Stock, if the Company shall issue (the "Lower Price Issuance") any Common Stock or securities convertible into or exercisable directly or indirectly for shares of Common Stock to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price in effect at such time, without the written consent of Holder, then the Conversion Price shall automatically be reduced to such other lower price of the Common Stock or securities convertible into or exercisable directly or indirectly for shares of Common Stock which are issued in the Lower Price Issuance.  Common Stock or securities convertible into or exercisable directly or indirectly for shares of Common Stock issued by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed to have been issued for a price per share as determined in good faith by the Company Board of Directors.  "Excepted Issuances" shall be issuances by the Company of its Common Stock or securities convertible into or exercisable directly or indirectly for shares of Common Stock (i) in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of corporation or other entity so long as such issuances are not for the purpose of raising capital; (ii) in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital; (iii) to any consultant, advisor, employee or member of the Board of Directors of the Company or any of its subsidiaries for services provided or to be provided; (iv) as a result of the conversion of this Note, the February 2014 Warrant, the October 2014 Warrant or the March 2015 Warrant;  and (v) as a result of the conversion or exercise of any securities convertible into or exercisable directly or indirectly for shares of Common Stock which are issued and outstanding as of the date of this Note.  The provisions of this Section 1.7 shall not apply to the Conversion Price for any conversions which have been made under this Note prior to the date of the Lower Price Issuance.

2.            Amendment of February 2014 Warrant and October 2014 Warrant.  The Company and the Holder agree that the February 2014 Warrant and October 2014 Warrant shall be amended and restated in their entirely and replaced with the Amended and Restated Warrants attached as Exhibit A and Exhibit B hereto.

3.      Issuance of Additional Warrants.  Holder shall be issued warrants to purchase up to Two Million (2,000,000) shares of the Company's Common Stock at an exercise price of Ten Cents ($0.10) with a five (5) year term pursuant to a Warrant Agreement (the "March 2015 Warrant"), in the form of Exhibit C hereto, which shall be executed between the Company and Holder simultaneously with this Second Amendment.

4.      Effect of Second Amendment.   The Secured Note, February 2014 Warrant, October 2014 Warrant, First Amendment and Security Agreement are ratified hereby and shall remain in full force and effect as amended by this Second Amendment.

IN WITNESS WHEREOF, the Company and the Holder have caused this Second Amendment to be executed as of the date first set forth above.

COMPANY:

MEEMEE MEDIA INC.

By:	/s/ Martin Doane Martin J. Doane, Executive Chairman

HOLDER:

KF Business Ventures, LP
a California limited partnership

By:	Kopple Financial, Inc.
a California corporation,
Its General Partner

	By:	/s/ Robert C. Kopple
Robert C. Kopple, Its President

Exhibit A
Amended and Restated February 2014 Warrant

Exhibit B
Amended and Restated October 2014 Warrant

Exhibit C
Additional Warrants